Exhibit 99.1

Valeant Pharmaceuticals International Consolidated Balance Sheet and Other Data (in thousands)	Table 7

	September 30,	December 31,
	2005	2004
Balance Sheet Data

Cash and cash equivalents	$369,818	$222,590
Marketable securities	15,222	238,918

Total cash and marketable securities	$385,040	$461,508

Accounts receivable, net	$168,611	$171,860
Inventory, net	130,260	112,250
Long-term debt	789,721	793,139
Total equity	487,844	476,223

	Nine Months Ended
	September 30,	September 30,
	2005	2004
Other Data

Cash flow provided by (used in) continuing operations

Operating activities	$67,501	$37,933
Investing activities	(85,864)	(170,147)
Financing activities	173,661	(362,237)
Effect of exchange rate changes on cash and cash equivalents	(8,070)	1,082

Net increase (decrease) in cash and cash equivalents	147,228	(493,369)
Net increase (decrease) in marketable securities	(223,696)	91,298

Net decrease in cash and marketable securities	$(76,468)	$(402,071)